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[  UNION                                                           EXHIBIT 10.34
  BANK OF
CALIFORNIA LOGO]                           [Commercial Markets Group Letterhead]


October 28, 1996


Mark Dankberg
Greg Monahan
ViaSat, Inc.
2290 Cosmos Court
Carlsbad, CA 92009

Via Telecopier
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Dear Messrs. Dankberg and Monahan:

This letter will evidence the commitment of Union Bank of California ("Bank") to provide the following credit facilities to ViaSat, Inc. ("Borrower") substantially upon the terms and conditions listed in this letter. This letter does not attempt to define all the terms and conditions of the credit facilities offered herein, rather, it is intended only to outline, in a summary format, the major points which will be used to draft and structure the final loan documentation (all of which are collectively referred to as the "Loan Documents"). The Loan Documents will contain many more terms and conditions than those listed in this letter such as without limitation, conditions precedent, representations and warranties, affirmative and negative covenants, events of default, definition of terms and other provisions, terms and conditions customary to financing by Bank.

This commitment letter is subject to the following terms and conditions:

Borrower:       ViaSat, Inc.

Facilities:     1) $6,000,000 Revolving Line of Credit for working capital requirements. Outstanding loans in excess of $2,000,000 would be subject to an 80% advance against eligible domestic accounts receivable.

                2) $4,500,000 Equipment Acquisition Line. A maximum of
                   $2,000,000 (Tranche A) available during the period through 9/15/97. The remaining 2,500,000 (Tranche B) will become available during the subsequent 12 month period. Advances on equipment and software purchases will be limited to 80% net of cost of insurance, freight and taxes.

Sublimit:       Advances on finished goods-inventory of 50% to a maximum of
                $2,000,000.


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Term:           1) Interest only monthly, all due at maturity of 9/15/98

                2) Tranche A interest only monthly to 9/15/97, with the
                   outstanding balance then converting to a 36 month, fully amortizing term loan. Tranche B, available on 9/15/97, will be interest only monthly to 9/15/98, with its outstanding balance then converting to a 36 month fully amortizing term loan.

CONDITIONS
PRECEDENT:      Please understand that the above credit facilities outlined in this commitment letter are SUBJECT TO the following additional conditions precedent and should not be relied upon by a third party:

                1. No adverse change, as determined by Bank in its sole and absolute discretion, in the condition or operations, financial or otherwise, of the Borrower has occurred.

                2. Satisfactory Collateral Audit of Borrower books and records as determined by Union Bank of California. Finalization of borrowing base terms as a result of completion of audit.

                2. Satisfactory review of SEC S-1 Registration Statement for
                   Borrower dated October 1, 1996.

                3. Completion of Loan Documents, satisfactory in form and
                   substance to Bank and its legal counsel, that have been agreed to and executed by Borrower.

CLOSING DATE

Bank reserves the right, in its sole and absolute discretion, to cancel this commitment letter if the conditions precedent listed in this letter are not satisfied prior to November 29, 1996.

Sincerely,

/s/ RICHARD A. PETRIE                   /s/ MICHAEL CONBOY
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Richard A. Petrie                       Michael Conboy
Vice President                          Vice President